Exhibit 4.7

EXECUTION COPY

ASSET REPRESENTATIONS REVIEW AGREEMENT

between

CHASE BANK USA, NATIONAL ASSOCIATION,

as Sponsor and as Servicer

and

FTI CONSULTING, INC.,

as Asset Representations Reviewer

Dated as of February 17, 2016

i

Schedule A — Representations and Warranties and Review Procedures

ii

ASSET REPRESENTATIONS REVIEW AGREEMENT, dated as of February 17, 2016 (this “Agreement”), between CHASE BANK USA, NATIONAL ASSOCIATION, a national banking association, as sponsor (the “Sponsor”) and as servicer (the “Servicer”), and FTI CONSULTING, INC., a Maryland corporation (the “Asset Representations Reviewer”).

RECITALS

WHEREAS, pursuant to a Receivables Purchase Agreement, dated as of January 20, 2016, between Chase Bank USA, National Association (“Chase USA”) and Chase Card Funding LLC (“Chase Card Funding”) (as amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”), Chase USA transfers and Chase Card Funding purchases, from time to time, certain assets existing or arising in designated revolving credit card accounts of Chase USA;

WHEREAS, pursuant to the Fourth Amended and Restated Transfer and Servicing Agreement, dated as of January 20, 2016, by and among Chase Card Funding, as transferor (the “Transferor”), Chase Issuance Trust, a Delaware statutory trust (the “Issuing Entity”), the Servicer, and Wells Fargo Bank, National Association, a national banking association, as indenture trustee (the “Indenture Trustee”) and collateral agent (the “Collateral Agent”) (as amended, supplemented or otherwise modified, the “Transfer and Servicing Agreement”), Chase Card Funding transfers and the Issuing Entity purchases, from time to time, certain assets that are transferred pursuant to the Receivables Purchase Agreement;

WHEREAS, the Issuing Entity and the Indenture Trustee are parties to the Fourth Amended and Restated Indenture, dated as of January 20, 2016 (as amended, supplemented or otherwise modified, the “Indenture”);

WHEREAS, the Issuing Entity intends to offer notes publicly pursuant to a Form SF-3 registration statement; and

WHEREAS, pursuant to Section 13.05 of the Indenture, the Sponsor desires to engage FTI Consulting, Inc. to assume the role of the asset representations reviewer as described herein.

NOW, THEREFORE, the parties agree as follows.

USAGE AND DEFINITIONS

Section 1.1. Usage and Definitions. Capitalized terms used but not defined in this Agreement are defined in the Transfer and Servicing Agreement or the Indenture.

Section 1.2. Additional Definitions. The following terms have the meanings given below:

“Additional Review Materials” means the documents and other materials provided in accordance with subsection 3.3(c).

“ARR Indemnified Person” has the meaning stated in subsection 4.5(a).

“Confidential Information” has the meaning stated in subsection 4.9(b).

“Conflict of Interest” means a conflict of interest, arising from the performance, or proposed performance, by the Asset Representations Reviewer of its obligations under this Agreement and the engagement or proposed engagement of the Asset Representations Reviewer with respect to other obligations or services for or on behalf of the Sponsor, the Servicer or any of their Affiliates (the “Second Matter”), where the performance or proposed performance of the obligations under this Agreement has an adverse effect on FTI Consulting Inc. obtaining an engagement with respect to the Second Matter, provided, that, any conflict of interest can only become a Conflict of Interest if so determined by the Sponsor or such Affiliate in its reasonable discretion, provided, further, that, a conflict of interest arising from the performance by the Working Team of other obligations or services for or on behalf of the Sponsor or the Servicer shall in no event constitute a Conflict of Interest.

“CUSA Indemnified Person” has the meaning stated in subsection 4.4(a).

“Draft Review Report” has the meaning stated in subsection 3.5(a).

“Information Recipients” has the meaning stated in subsection 4.9(a).

“Initial Materials” means the documents and other materials provided in accordance with subsection 3.3(a).

“Insolvency Event” has the meaning stated in subsection 5.2(b)(iv).

“Personal Information” has the meaning stated in subsection 4.10(a).

“Post-Trigger Review Materials” means the documents and other materials provided in accordance with subsection 3.3(b).

“Privacy Regulations” has the meaning stated in subsection 4.10(a).

“Resignation Condition” means (i) the Asset Representations Reviewer determines that it is not eligible to be an asset representations reviewer under Section 5.1 and delivers to the Sponsor an Opinion of Counsel supporting its determination (unless receipt of such Opinion of Counsel is waived by the Sponsor), (ii) the Asset Representations Reviewer determines that it is legally unable to act or perform its obligations under this Agreement and there is no reasonable action it could take to make the performance of its obligations under this Agreement permitted under applicable law and delivers to the Sponsor an Opinion of Counsel supporting its determination (unless receipt of such Opinion of Counsel is waived by the Sponsor), (iii) there exists an Unresolved Conflict of Interest or (iv) an amount is due and unpaid under this Agreement (including an uncontested amount due in respect of indemnification) for ninety (90) calendar days after notice from the Asset Representations Reviewer to the Sponsor of the amount due and owing.

“Review” means the performance by the Asset Representations Reviewer of the testing procedures comprising each Review Procedure with respect to each Review Asset in accordance with Section 3.4.

“Review Asset” has the meaning stated in Section 3.2.

“Review Materials” has the meaning stated in subsection 3.3(c).

“Review Procedure” has the meaning stated in subsection 3.4(a).

“Review Procedure Complete” has the meaning stated in subsection 3.4(c).

“Review Procedure Fail” has the meaning stated in subsection 3.4(a).

“Review Procedure Pass” has the meaning stated in subsection 3.4(a).

“Review Report” means, for a Review, the report of the Asset Representations Reviewer as described in subsection 3.5(c).

“Servicer” means Chase Bank USA, National Association, a national banking association, and any successors or assigns.

“Sponsor” means Chase Bank USA, National Association, a national banking association, and any successors or assigns.

“Third-Party Contractors” has the meaning stated in Section 4.8.

“Unresolved Conflict of Interest” means a Conflict of Interest that has not been resolved by the parties, including by means of waivers or ethical walls, within thirty (30) days of the receipt of written notice by the Sponsor and the Servicer from the Asset Representations Reviewer of such Conflict of Interest, as so determined by the Sponsor and the relevant Affiliate, in their reasonable discretion; provided, that upon such determination, the Sponsor shall provide written notice of the occurrence of an Unresolved Conflict of Interest to the Asset Representations Reviewer.

“Working Team” means Hansol Kim, Vincent Varca and the other employees of FTI Consulting, Inc. that are assigned to the engagement described in this Agreement.

ENGAGEMENT OF ASSET REPRESENTATIONS REVIEWER

Section 2.1. Engagement; Acceptance. The Sponsor engages FTI Consulting, Inc. to act as the asset representations reviewer for the Issuing Entity pursuant to the Indenture. FTI Consulting, Inc. accepts the engagement and agrees to perform the obligations of the asset representations reviewer, including conducting a review of the underlying assets of the Issuing Entity for compliance with representations and warranties on the pool assets, in accordance with the terms set forth in this Agreement.

Section 2.2. Confirmation of Status. The parties confirm that the Asset Representations Reviewer is not responsible for (a) confirming that the conditions in subsection 13.05(b) of the Indenture have been satisfied, (b) reviewing the assets for compliance with the representations and warranties under the Transaction Documents, except as described in this Agreement, or (b) determining whether noncompliance with the representations or warranties constitutes a breach of any contractual provision under the Transaction Documents.

Section 2.3. Use and Purpose of Reports. Except as otherwise provided herein, any information provided, any Draft Review Report or any Review Report issued by the Asset Representations Reviewer is provided solely for the use and benefit of the Sponsor and the Servicer for the purposes provided in this Agreement, the Transfer and Servicing Agreement and the Indenture. Unless required by law or in accordance with the terms set forth in this Agreement, the Sponsor and the Servicer shall not provide to any third-party any information provided, any Draft Review Report or any Review Report, or refer to the Asset Representations Reviewer or its obligations under this Agreement, without the prior written consent of the Asset Representations Reviewer, which shall be conditioned on the execution of a third-party release letter in the form provided by the Asset Representations Reviewer. Notwithstanding the foregoing, (i) the Asset Representations Reviewer may deliver any Review Report to the Indenture Trustee, the Transferor, the Issuing Entity and other parties as described in Section 3.5, (ii) each of the Issuing Entity, the Sponsor and the Servicer may inform the Commission and any other regulator that they are working with FTI Consulting, Inc. as the asset representation reviewer and FTI Consulting, Inc. may be referenced in any prospectus filed by or on behalf of the Issuing Entity, (iii) this Agreement may be filed as an exhibit to the Issuing Entity’s Registration Statement on Form SF-3 and (iv) a summary of any Review Report may be included in the Issuing Entity’s Form 10-D report for the Monthly Period in which the Review Report is received.

ASSET REPRESENTATIONS REVIEW PROCESS

Section 3.1. Review Notices. If the conditions in subsection 13.05(b) of the Indenture occur and upon receipt of a Review Notice, substantially in the form attached to the Indenture,

from the Indenture Trustee pursuant to subsection 13.05(b) of the Indenture, the Asset Representations Reviewer will commence a Review. The Asset Representations Reviewer will not be obligated to start a Review until a Review Notice is received.

Section 3.2. Identification of Review Assets. Within ten (10) Business Days after receipt of a Review Notice, the Servicer will deliver to the Asset Representations Reviewer and the Indenture Trustee a list of the Accounts (identified by the account reference numbers on the Servicer’s computer records) to be reviewed (the “Review Assets”), which shall be the Accounts with Receivables that are sixty (60) or more days past due as reported in the most recent Form 10-D of the Issuing Entity.

Section 3.3. Review Materials.

(a) Initial Materials. The Servicer shall provide documents and materials with respect to the Accounts and the Receivables to the Asset Representations Reviewer in connection with the engagement of the Asset Representations Reviewer. The Servicer will endeavor to provide the Asset Representations Reviewer with notice of any material change to the materials provided as soon as practicable and as mutually agreed by the parties. The materials provided pursuant to this subsection shall be referred to as the “Initial Materials.”

(b) Post-Trigger Review Materials. Materials provided after the delivery of a Review Notice (the “Post-Trigger Review Materials”), supplemental to the Initial Materials, will be made available by the Servicer to the Asset Representations Reviewer for the Review within sixty (60) days after receipt by the Asset Representations Reviewer of the Review Notice in one or more of the following ways: (i) by electronic posting to a password-protected website to which the Asset Representations Reviewer has access, including the ability to print posted materials, (ii) by providing originals or photocopies via electronic mail or at an office of the Servicer where the Post-Trigger Review Materials are located or (iii) in another manner agreed to by the Sponsor, the Servicer and the Asset Representations Reviewer.

(c) Additional Review Materials. The Asset Representations Reviewer will notify the Servicer if any documents or materials (the “Additional Review Materials”), in addition to the Initial Materials and the Post-Trigger Review Materials, are necessary in order to perform a Review Procedure. The Servicer will have fifteen (15) days to provide the Asset Representations Reviewer with the Additional Review Materials or other documents or information that are deemed necessary to facilitate the performance of a Review Procedure. It is the intention of the Sponsor and the Servicer that the Initial Materials, the list of Review Assets, the Post-Trigger Review Materials and any Additional Review Materials (collectively, the “Review Materials”) not contain any Personal Information.

Section 3.4. Performance of Reviews.

(a) Review Procedures. The Asset Representations Reviewer, using the Review Materials provided by the Servicer, will perform each of the procedures listed under “Review Procedures” on Schedule A for each asset related representation and warranty listed on Schedule A (each, a “Review Procedure”), which are designed to determine instances of non-compliance with asset related representations and warranties. The Asset

Representations Reviewer will perform the Review Procedures in good faith and in a manner consistent with the level of skill and diligence that it employs in reviews of credit card receivables, loans or other similar comparable materials for other clients in the normal course of business. For each Review Procedure, the Asset Representations Reviewer will determine in its reasonable judgment if the Review Procedure has been satisfied (a “Review Procedure Pass”) or if the Review Procedure has not been satisfied (a “Review Procedure Fail”).

(b) Review Period. The Asset Representations Reviewer will complete the Review within sixty (60) days after receiving the Post-Trigger Review Materials under subsection 3.3(b). However, if Additional Review Materials are provided to the Asset Representations Reviewer under subsection 3.3(c), the Review period will end on the later of the end of the initial sixty (60) day period and the thirtieth (30th) day following receipt of the Additional Review Materials.

(c) Completion of Review for Certain Review Assets. Following the delivery of the list of the Review Assets and before the delivery of the Review Report by the Asset Representations Reviewer, the Servicer may notify the Asset Representations Reviewer if a Review Asset is purchased from the Issuing Entity by the Transferor or the Servicer in accordance with the Transfer and Servicing Agreement. On receipt of such notice, the Asset Representations Reviewer will immediately terminate all Review Procedures with respect to such asset and the Review of such asset will be considered complete (a “Review Procedure Complete”).

(d) Previously Reviewed Asset; Duplicative Review Procedures. If any Review Asset was included in a prior Review, the Asset Representations Reviewer may use any information that was previously delivered to it and findings from the prior review to assist in the current Review. If the same Review Procedure is required for more than one representation or warranty listed on Schedule A, the Asset Representations Reviewer will only perform the Review Procedure once but will report the results of the Review Procedure for each applicable representation or warranty on the Review Report.

Section 3.5. Review Reports and Draft Review Reports.

(a) Review Report. In the event that the Asset Representations Reviewer determines that there is no Review Procedure Fail for any Review Procedure in connection with a Review, within ten (10) Business Days after the completion of the Review, the Asset Representations Reviewer will deliver to the Sponsor, the Servicer, the Transferor, the Issuing Entity and the Indenture Trustee a Review Report (the “Review Report”) indicating the finding for each Review Procedure.

(b) Draft Review Report. In the event that the Asset Representations Reviewer determines there is a Review Procedure Fail for any Review Procedure, the Asset Representations Reviewer will, within ten (10) Business Days after the completion of the Review, deliver to the Sponsor and the Servicer a preliminary report (a “Draft Review Report”) with respect to such Review Procedure, and the Servicer may provide Additional Review Materials and/or provide clarification regarding previously provided materials, within fifteen

(15) Business Days of receiving the Draft Review Report in order to resolve any Review Procedure Fail. The Asset Representations Reviewer will deliver a final Review Report to the Sponsor, the Servicer, the Transferor, the Issuing Entity and the Indenture Trustee within ten (10) Business Days of receipt of such Additional Review Materials and/or clarification from the Servicer.

(c) Review Report Content. The Review Report will contain a summary of the Review results to be included in the Issuing Entity’s Form 10-D report for the Monthly Period in which the Review Report is received. The Asset Representations Reviewer will ensure that the Review Report does not contain any Personal Information. Upon reasonable request of the Sponsor or the Servicer, the Asset Representations Reviewer will provide additional detail on the Review results.

Section 3.6. Review Representatives.

(a) Sponsor Representative. The Sponsor will designate one or more representatives who will be available to assist the Asset Representations Reviewer in performing the Review, including responding to requests and answering questions from the Asset Representations Reviewer about the Review Materials, obtaining Additional Review Materials and/or providing clarification of any Review Materials or Review Procedures.

(b) Asset Representations Reviewer Representative. The Asset Representations Reviewer will designate one or more representatives who will be available to the Sponsor and the Servicer during the performance of a Review.

(c) Questions About Review. The Asset Representations Reviewer will make appropriate personnel available to respond to questions or requests for clarification of any Review Report from the Sponsor or the Servicer, until three (3) years after the delivery of the Review Report. In the event no Review is conducted, the Asset Representations Reviewer will make appropriate personnel available to respond to questions or requests from the Sponsor or the Servicer, until one (1) year after the termination of this Agreement. In no event will the Asset Representations Reviewer have an obligation to respond to questions or requests for clarification from Noteholders or any other Person, and will direct inquiries from such Persons to the Servicer.

Section 3.7. Dispute Resolution. If an asset that was reviewed by the Asset Representations Reviewer is the subject of a dispute resolution proceeding under Section 13.06 of the Indenture, the Asset Representations Reviewer will participate in the dispute resolution proceeding, solely in its capacity as Asset Representations Reviewer as described in this Agreement, upon the reasonable request of the Sponsor or the transaction participant who initiated the repurchase request. For the avoidance of doubt, the participation of the Asset Representations Reviewer in any such dispute resolution shall be limited to the Review Procedures conducted and the Review Reports issued by the Asset Representations Reviewer with respect to such asset in accordance with the terms of this Agreement. The reasonable expenses of the Asset Representations Reviewer (which shall include compensation at its then-hourly rate and out-of-pocket expenses) for its participation in any dispute resolution proceeding will be considered expenses of the requesting party for the dispute resolution and will be paid by a party to the dispute resolution as determined by the mediator or arbitrator for the dispute resolution in accordance with Section 13.06 of the Indenture. If not paid by a party to the dispute resolution, the expenses will be reimbursed by the Sponsor in accordance with subsection 4.3(d).

Section 3.8. Limitations on Review Obligations.

(a) Review Process Limitations. The Asset Representations Reviewer is not obligated to and shall not undertake to:

(i) determine whether a Delinquency Trigger has occurred or whether the required percentage of Noteholders has voted to direct a Review under the Indenture, and is entitled to rely on the information in any Review Notice delivered by the Indenture Trustee;

(ii) determine which assets are subject to a Review, and is entitled to rely on the lists of Review Assets provided by the Servicer without further investigation;

(iii) obtain or confirm the validity of the Review Materials and shall not have any liability for any errors in the Review Materials and may rely on the accuracy and completeness of the Review Materials;

(iv) obtain Additional Review Materials from any party or any other source;

(v) take any action or cause any other party to take any action under any of the Transaction Documents or otherwise to enforce any remedies against any Person for breaches of representations or warranties about the Review Assets; or

(vi) to determine the reason for the delinquency of any asset, the creditworthiness of any Obligor, the overall quality of the assets or the compliance by the Servicer with its covenants under the Transfer and Servicing Agreement.

(b) Review Procedure Limitations. The Asset Representations Reviewer will only be required to perform the procedures listed under “Review Procedures” in Schedule A. Any amendments to the Review Procedures will be implemented as provided in Section 7.1.

ASSET REPRESENTATIONS REVIEWER

Section 4.1. Representations and Warranties. The Asset Representations Reviewer represents and warrants to the Sponsor and the Servicer as of the date hereof:

(a) Organization and Qualification. The Asset Representations Reviewer is duly organized and validly existing as a corporation in good standing under the laws of the state of Maryland. The Asset Representations Reviewer is qualified as a foreign corporation in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its properties or the conduct of its activities requires the qualification, license or approval, unless the failure to obtain the qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

(b) Power, Authority and Enforceability. The Asset Representations Reviewer has the power and authority to execute, deliver and perform its obligations under this Agreement. The Asset Representations Reviewer has authorized the execution, delivery and performance of this Agreement. This Agreement is the legal, valid and binding obligation of the Asset Representations Reviewer enforceable against the Asset Representations Reviewer, except as may be limited by insolvency, bankruptcy, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles.

(c) No Conflicts and No Violation. The completion of the transactions contemplated by this Agreement and the performance of the Asset Representations Reviewer’s obligations under this Agreement will not (i) conflict with, or be a breach or default under, any indenture, mortgage, deed of trust, loan agreement, guarantee or similar document under which the Asset Representations Reviewer is a debtor or guarantor, (ii) result in the creation or imposition of a Lien on the properties or assets of the Asset Representations Reviewer under the terms of any indenture, mortgage, deed of trust, loan agreement, guarantee or similar document, (iii) violate the organizational documents of the Asset Representations Reviewer or (iv) violate a law or, to the Asset Representations Reviewer’s knowledge, an order, rule or regulation of a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties that applies to the Asset Representations Reviewer, which, in each case, would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

(d) No Proceedings. To the Asset Representations Reviewer’s knowledge, there are no proceedings or investigations pending or threatened in writing before a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the completion of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under, or the validity or enforceability of, this Agreement.

(e) Eligibility. The Asset Representations Reviewer meets the eligibility requirements in Section 5.1.

(f) Intellectual Property. The Asset Representations Reviewer owns or has the right to use all software, designs, utilities, tools, models, systems and other methodologies and know-how that the Asset Representations Reviewer may use in performing its obligations under this Agreement and such usage shall not infringe upon the rights of any third party or violate any applicable law.

Section 4.2. Covenants. The Asset Representations Reviewer covenants and agrees that:

(a) Eligibility. It will notify the Sponsor and the Servicer promptly if it no longer meets the eligibility requirements in Section 5.1.

(b) Review Systems; Personnel. It will maintain business process management and/or other systems necessary to ensure that it can perform each Review Procedure. The Asset Representations Reviewer will maintain adequate staff to fulfill its responsibilities, and may employ or use the services of subsidiaries and Third-Party Contractors which meet the eligibility requirements of Section 5.1 who are properly trained to conduct Reviews as required by this Agreement and subject to Section 4.8.

(c) Maintenance of Review Materials. It will maintain copies of any Review Materials, including internal correspondence and work papers, for a period of at least one (1) year after the termination of this Agreement. If a Review has ever taken place during the term of this Agreement, it will maintain copies of any Review Materials, Review Reports and other documents relating to a Review, including internal correspondence and work papers, for a period of at least five (5) years after the termination of this Agreement.

(d) Review Procedures Audit. The Asset Representations Reviewer will maintain an audit trail for the Review Materials received, the Review Procedures performed and any determinations made in connection with a Review.

(e) Information to Be Provided. The Asset Representations Reviewer shall, within 30 calendar days after the end of each calendar quarter, provide to the Sponsor information regarding the Asset Representations Reviewer for purposes of compliance with Items 1109(b), 1117 and 1119 of Regulation AB. As promptly as practicable following notice to or discovery by the Asset Representations Reviewer of any material changes to the most recently provided information for purposes of compliance with Items 1117, 1109(b) or 1119 of Regulation AB, the Asset Representations Reviewer shall provide to the Sponsor, in writing, notice of such material changes. Such information shall include:

(i) the Asset Representations Reviewer’s name and form of organization;

(ii) a description of the extent to which the Asset Representations Reviewer has had prior experience serving as an asset representations reviewer for asset-backed securities transactions involving credit card receivables;

(iii) a description of any affiliation between the Asset Representations Reviewer and any of the following parties to a securitization transaction, as such parties are identified by name to the Asset Representations Reviewer by the Sponsor no later than the end of the relevant calendar quarter:

(1) the Sponsor;

(2) the Depositor;

(3) the Issuing Entity;

(4) the Servicer;

(5) the Indenture Trustee;

(6) the Owner Trustee;

(7) any person hired by the Sponsor or an underwriter to perform due diligence on the Receivables; and

(8) any other material transaction party.

In connection with each Report on Form 10-K with respect to the Notes and each Report on Form 10-D with respect to the Notes filed by or on behalf of the Depositor, the Asset Representations Reviewer shall be deemed to represent and warrant, as of the date that is fifteen (15) days prior to the filing date of each calendar year for the Issuing Entity’s Report on Form 10-K with respect to the information most recently provided by the Asset Representations Reviewer for the purposes of compliance with Items 1109(b), 1117 and 1119 of Regulation AB, and as of the related Payment Date for each Report on Form 10-D and the Time of Sale and Closing Date (as such terms are respectively defined in the applicable Underwriting Agreement) in connection with any sale of Notes with respect to the information most recently provided by the Asset Representations Reviewer for the purposes of compliance with Items 1109(b), 1117 and 1119, that such information is materially correct and does not have any material omissions, unless the Asset Representations Reviewer has provided an update to such information.

(f) Opinion of Counsel. As of the date of this Agreement, the Asset Representations Reviewer shall provide an opinion of counsel, which may be an opinion of in-house counsel, addressed to the Servicer, the Indenture Trustee, the Transferor, the Owner Trustee, the Issuing Entity and J.P. Morgan Securities LLC, as an underwriter and as representative of the underwriters of the Notes, to the effect that:

(i) the Asset Representations Reviewer is validly existing and in good standing as a corporation under the laws of the State of Maryland and has the power and authority to transact the business in which it is now engaged and to enter into and to perform all of its obligations under this Agreement;

(ii) the execution, delivery and performance by the Asset Representations Reviewer of this Agreement and the consummation by the Asset Representations Reviewer of the services contemplated hereby have been duly authorized by all necessary corporate action;

(iii) this Agreement has been duly and validly executed and delivered by the Asset Representations Reviewer; and

(iv) the execution and delivery by the Asset Representations Reviewer of this Agreement and the consummation of the services contemplated hereby will not conflict with, result in a breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under (A) the by-laws of the Asset Representations Reviewer, (B) to such counsel’s knowledge, any material indenture, contract, lease, mortgage, deed of trust or other instrument of agreement to which the Asset Representations Reviewer is a party or by which the Asset Representations

Reviewer is bound or (C) to such counsel’s knowledge, any judgment, writ, injunction, decree, order or ruling of any court or governmental authority having jurisdiction over the Asset Representations Reviewer.

Section 4.3. Fees and Expenses.

(a) Upfront and Annual Fees. The Sponsor will pay to the Asset Representations Reviewer, as compensation for agreeing to act as the asset representations reviewer under this Agreement, a one-time upfront fee and an annual fee as described in a letter agreement between the Sponsor and the Asset Representations Reviewer. The annual fee will be paid as agreed by the Sponsor and the Asset Representations Reviewer until this Agreement is terminated.

(b) Review Fee. Following the completion of a Review and the delivery to the Indenture Trustee, the Issuing Entity, the Transferor, the Sponsor and the Servicer of the Review Report, and the delivery to the Sponsor of a detailed invoice, the Asset Representations Reviewer will be entitled to a fee as described in a letter agreement between the Asset Representations Reviewer and the Sponsor.

(c) Reimbursement of Expenses. If the Issuing Entity or the Servicer provides access to the Review Materials at one of its properties, the Sponsor will reimburse the Asset Representations Reviewer for its reasonable travel expenses incurred in connection with the Review upon receipt of a detailed invoice. In addition, the Sponsor will reimburse the Asset Representations Reviewer for its reasonable out-of-pocket expenses in conducting a Review, including the reasonable fees and expenses of its legal counsel, upon receipt of a detailed invoice.

(d) Dispute Resolution Expenses. If the Asset Representations Reviewer participates in a dispute resolution proceeding under Section 3.7 and its reasonable expenses for participating in the proceeding are not paid by a party to the dispute resolution within one hundred eighty (180) days after the end of the proceeding, the Sponsor will reimburse the Asset Representations Reviewer for such expenses upon receipt of a detailed invoice.

Section 4.4. Indemnification by Asset Representations Reviewer.

(a) Indemnification. The Asset Representations Reviewer will indemnify each of the Issuing Entity, the Sponsor, the Servicer, the Transferor and the Affiliates of the Issuing Entity, the Sponsor, the Servicer and the Transferor involved in the Sponsor’s credit card business or the Issuing Entity’s credit card securitization program, and any of their respective officers, directors, agents and employees (collectively “CUSA Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to (x) the willful misconduct, bad faith or gross negligence of the Asset Representations Reviewer in the performance of its obligations under this Agreement or (y) the Asset Representations Reviewer’s breach of any of its representations, warranties or covenants in this Agreement, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the fraud, bad faith, gross negligence or willful misconduct of any of the CUSA Indemnified Persons in respect of whom such liability is asserted.

(b) Proceedings. Promptly on receipt by a CUSA Indemnified Person of notice of its involvement in any action, proceeding or investigation, as to which such CUSA Indemnified Person may be entitled to indemnification under this Section 4.4, such CUSA Indemnified Person shall notify the Asset Representations Reviewer in writing of such involvement; provided, however, that failure to give such notice shall not affect the obligations of the Asset Representations Reviewer hereunder, except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses or otherwise) by such failure. If a CUSA Indemnified Person is entitled to indemnification under this Agreement with respect to any action or proceeding brought by a third-party that is also brought against the Asset Representations Reviewer, the Asset Representations Reviewer shall have the right but not the obligation to assume the defense of any such action or proceeding with counsel reasonably satisfactory to such CUSA Indemnified Person.

(i) Upon assumption by the Asset Representations Reviewer of the defense of any such action or proceeding, the CUSA Indemnified Person shall have the right to participate in such action or proceeding and retain its own counsel; provided, however, that the Asset Representations Reviewer shall not be liable for any legal fees and expenses subsequently incurred by such CUSA Indemnified Person in connection with its retention of its own counsel unless (A) the Asset Representations Reviewer has agreed in writing to pay such fees and expenses, (B) the Asset Representations Reviewer shall have failed to employ counsel reasonably satisfactory to the CUSA Indemnified Person in a timely manner, or (C) the CUSA Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Asset Representations Reviewer and the CUSA Indemnified Person that make joint representation improper. Without affecting its rights to indemnification hereunder, the CUSA Indemnified Person shall have the right to re-assume its own defense should the Asset Representations Reviewer be unable to retain and/or maintain competent counsel with relevant experience for any reason, including its inability or unwillingness to pay legal fees to such counsel.

(ii) The Asset Representations Reviewer shall not settle, compromise or consent to the entry of judgment in any pending or threatened claim, action or proceeding in respect of which it is defending a CUSA Indemnified Person without the consent of such CUSA Indemnified Person, unless such settlement, compromise or consent includes an unconditional release of such CUSA Indemnified Person from all liability arising out of such claim, action or proceeding.

(c) Survival of Obligations. The Asset Representations Reviewer’s obligations under this Section 4.4 will survive the resignation or removal of the Asset Representations Reviewer and the termination of this Agreement.

(d) Repayment. If the Asset Representations Reviewer makes any payment under this Section 4.4 and the CUSA Indemnified Person later collects any of the amounts for which the payments were made to it from others, the CUSA Indemnified Person will promptly repay the amounts to the Asset Representations Reviewer, as applicable.

Section 4.5. Indemnification of Asset Representations Reviewer.

(a) Indemnification. The Sponsor will indemnify and hold harmless the Asset Representations Reviewer and any of its officers, directors, agents and employees (collectively, “ARR Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to the retention of the Asset Representations Reviewer and the performance of its obligations under this Agreement, except to the extent that any such claim, liability, obligation, damage, cost or expense (i) shall have been determined by a final non-appealable order of a court of competent jurisdiction to have resulted from the fraud, bad faith, gross negligence or willful misconduct of any of the ARR Indemnified Persons in respect of whom such liability is asserted or (ii) shall arise pursuant to the Asset Representations Reviewer’s obligation to indemnify CUSA Indemnified Persons under Section 4.4.

(b) Proceedings. Promptly on receipt by an ARR Indemnified Person of notice of its involvement in any action, proceeding or investigation, as to which such ARR Indemnified Person may be entitled to indemnification under this Section 4.5, such ARR Indemnified Person shall notify the Sponsor in writing of such involvement; provided, however, that failure to give such notice shall not affect the obligations of the Sponsor hereunder, except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses or otherwise) by such failure. If an ARR Indemnified Person is entitled to indemnification under this Agreement with respect to any action or proceeding brought by a third-party that is also brought against the Sponsor, the Sponsor shall have the right but not the obligation to assume the defense of any such action or proceeding with counsel reasonably satisfactory to such ARR Indemnified Person.

(i) Upon assumption by the Sponsor of the defense of any such action or proceeding, the ARR Indemnified Person shall have the right to participate in such action or proceeding and retain its own counsel; provided, however, that the Sponsor shall not be liable for any legal fees and expenses subsequently incurred by such ARR Indemnified Person in connection with its retention of its own counsel unless (A) the Sponsor has agreed in writing to pay such fees and expenses, (B) the Sponsor shall have failed to employ counsel reasonably satisfactory to the ARR Indemnified Person in a timely manner, or (C) the ARR Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Sponsor and the ARR Indemnified Person that make joint representation improper. Without affecting its rights to indemnification hereunder, the Asset Representations Reviewer shall have the right to re-assume its own defense should the Sponsor be unable to retain and/or maintain competent counsel with relevant experience for any reason, including its inability or unwillingness to pay legal fees to such counsel.

(ii) The Sponsor shall not settle, compromise or consent to the entry of judgment in any pending or threatened claim, action or proceeding in respect of which it is defending an ARR Indemnified Person without the consent of such ARR Indemnified Person, unless such settlement, compromise or consent includes an unconditional release of such ARR Indemnified Person from all liability arising out of such claim, action or proceeding.

(c) Survival of Obligations. The Sponsor’s obligations under this Section 4.5 will survive the resignation or removal of the Asset Representations Reviewer and the termination of this Agreement.

(d) Repayment. If the Sponsor makes any payment under this Section 4.5 and the ARR Indemnified Person later collects any of the amounts for which the payments were made to it from others, the ARR Indemnified Person will promptly repay the amounts to the Sponsor, as applicable.

Section 4.6. Limitation on Liability. In no event shall either the Asset Representations Reviewer or the Sponsor be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind, even if the Asset Representations Reviewer or the Sponsor, as the case may be, has been advised of the likelihood of the loss or damage and regardless of the form of action.

Section 4.7. Inspections of Asset Representations Reviewer. The Asset Representations Reviewer agrees that, with reasonable prior notice, it will permit authorized representatives of the Sponsor or the Servicer, during the Asset Representations Reviewer’s normal business hours, to examine and review the records, reports and other documents and materials of the Asset Representations Reviewer relating to (a) the performance of the Asset Representations Reviewer’s obligations under this Agreement or (b) the protection of Confidential Information; provided, that, such examination or review shall be conducted not more than once in any twelve month period. In addition, the Asset Representations Reviewer will permit the Sponsor’s or the Servicer’s representatives to conduct inspections as set forth in subsection 4.10(f) and to make copies and extracts of any of those documents and to discuss them with the Asset Representations Reviewer’s officers and employees. Each of the Sponsor and the Servicer will, and will cause its authorized representatives to, hold in confidence the information except if disclosure may be required by law, any applicable regulator or under this Agreement.

Section 4.8. Delegation of Obligations. The obligations of the Asset Representations Reviewer under this Agreement may be performed by the Asset Representations Reviewer or by any subsidiary of the Asset Representations Reviewer, as the Asset Representations Reviewer shall reasonably determine. The Asset Representations Reviewer may also perform its obligations through its or its subsidiaries’ agents or independent contractors (collectively, “Third-Party Contractors”), subject to previous approval by the Sponsor and the Servicer. References herein to the Asset Representations Reviewer and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such Third-Party Contractors and their employees. The Asset Representations Reviewer shall be responsible for the performance of any of its subsidiaries and Third-Party Contractors and any breach of this Agreement by any subsidiary of the Asset Representations Reviewer and the Third-Party Contractors. The Asset Representations Reviewer shall be fully responsible for the payment of any cost or expense of any such Third-

Party Contractor or subsidiary in performing any service hereunder. The Asset Representations Reviewer shall inform the subsidiaries of the Asset Representations Reviewer performing services hereunder and the Third-Party Contractors of the confidentiality provisions contained in Section 4.9 and Section 4.10.

Section 4.9. Confidential Information.

(a) Treatment. The Asset Representations Reviewer agrees to hold and treat Confidential Information given to it under this Agreement, as well as any Initial Materials previously provided, in confidence and under the terms and conditions of this Section 4.9, and will implement and maintain safeguards to further assure the confidentiality of the Confidential Information. The Confidential Information will not, without the prior consent of the Sponsor and the Servicer, be disclosed or used by the Asset Representations Reviewer, any of its Affiliates, and its and its Affiliates’ officers, directors, principals, shareholders, agents, independent contractors, employees and legal counsel (collectively, the “Information Recipients”) other than for the purposes of performing Reviews or performing its obligations under this Agreement. The Asset Representations Reviewer agrees that it will not, and will cause its Affiliates to not (i) purchase or sell securities issued by the Issuing Entity or its Affiliates or special purpose entities on the basis of Confidential Information or (ii) use the Confidential Information for the preparation of research reports, newsletters or other publications or similar communications.

(b) Definition. “Confidential Information” means all oral, written and electronic Review Materials (irrespective of its source or form of communication) furnished before, on or after the date of this Agreement to the Asset Representations Reviewer for the purposes contemplated by this Agreement, including but not limited to:

(i) lists of Review Assets;

(ii) origination and servicing guidelines, policies and procedures, and form contracts; and

(iii) notes, analyses, compilations, studies or other documents or records prepared by the Sponsor or the Servicer, which contain information supplied by or on behalf of the Issuing Entity, the Sponsor or the Servicer or its representatives.

However, Confidential Information will not include information that (A) is or becomes generally available to the public other than as a result of disclosure by the Information Recipients, (B) was available to, or becomes available to, the Information Recipients on a non-confidential basis from a Person or entity other than the Sponsor or the Servicer before its disclosure to the Information Recipients who, to the knowledge of the Information Recipient is not bound by a confidentiality agreement with the Issuing Entity, the Sponsor or the Servicer and is not prohibited from transmitting the information to the Information Recipients, (C) is independently developed by the Information Recipients without the use of the Confidential Information, as shown by the Information Recipients’ files and records or other evidence in the Information Recipients’ possession or (D) the Sponsor or the Servicer provides permission to the applicable Information Recipients to release.

(c) Protection. The Asset Representations Reviewer will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of Confidential Information, including those measures that it takes to protect its own confidential information and not less than a reasonable standard of care. The Asset Representations Reviewer acknowledges that Personal Information is also subject to the additional requirements in Section 4.10.

(d) Disclosure. If the Asset Representations Reviewer is required by applicable law, regulation, rule or order issued by an administrative, governmental, regulatory or judicial authority to disclose part of the Confidential Information, it may disclose the Confidential Information. However, before a required disclosure, the Asset Representations Reviewer, if permitted by law, regulation, rule or order, will use its reasonable efforts to provide the Sponsor and the Servicer with prompt notice of the requirement and will cooperate, at the Sponsor’s expense, in the Sponsor’s pursuit of a proper protective order or other relief for the disclosure of the Confidential Information. If the Sponsor is unable to obtain a protective order or other proper remedy by the date that the information is required to be disclosed, the Asset Representations Reviewer will disclose only that part of the Confidential Information that it is advised by its legal counsel it is legally required to disclose.

(e) Responsibility for Information Recipients. The Asset Representations Reviewer will be responsible for a breach of this Section 4.9 by its Information Recipients.

(f) Violation. The Asset Representations Reviewer agrees that a violation of this Agreement may cause irreparable injury to the Sponsor and the Servicer and the Sponsor and the Servicer may seek injunctive relief in addition to legal remedies. If an action is initiated by the Sponsor and the Servicer to enforce this Section 4.9, the prevailing party will be reimbursed for its fees and expenses, including reasonable attorney’s fees, incurred for the enforcement.

(g) Internal Quality Reviews. Notwithstanding subsection 4.9(a), FTI Consulting, Inc. may disclose any Confidential Information referred to in subsection 4.9(b) to any other Affiliate for internal quality reviews; provided that such Affiliate will be subject to the confidentiality provisions of Section 4.9.

Section 4.10. Personal Information.

(a) Use of Personal Information. In addition to the requirements set forth in Section 4.9 regarding Confidential Information, if the Asset Representations Reviewer receives, creates, has access to or processes personal information protected by applicable laws restricting collection, use, disclosure, processing and free movement of personal data (collectively, the “Privacy Regulations”) (“Personal Information”) from the Sponsor, the Servicer or their Affiliates, the Asset Representations Reviewer will be subject to the Privacy Regulations. Each of the Sponsor and the Servicer agree that they do not intend to share, provide or supply Personal Information to the Asset Representations Reviewer and that the provisions of this Section 4.10 apply only if Personal Information is inadvertently shared, provided or supplied or if requested by the Asset Representations Reviewer to perform its duties and obligations under subsection 3.3(c). The Privacy Regulations include but are not limited to the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 40) and Interagency Guidelines Establishing Information

Security Standards (App B to 12 CFR Part 30), as amended from time to time, issued pursuant to the Gramm-Leach-Bliley Act of 1999 (15 USC 6801, et seq.), and applicable implementing legislation. The Asset Representations Reviewer agrees that it will be responsible for complying with the Privacy Regulations with respect to the Asset Representations Reviewer, any of its subsidiaries or representatives and any Third-Party Contractors providing services under this Agreement. The Sponsor, the Servicer and their Affiliates do not grant the Asset Representations Reviewer any rights to Personal Information except as provided in this Agreement. The Asset Representations Reviewer will use Personal Information only to perform its obligations under this Agreement or as specifically directed in writing by the Sponsor or the Servicer, and will only reproduce Personal Information to the extent necessary for these purposes.

(b) Protection of Personal Information. The Asset Representations Reviewer will protect and secure Personal Information. The Asset Representations Reviewer will implement privacy or data protection policies and procedures that comply with applicable law and this Agreement. The Asset Representations Reviewer will implement and maintain reasonable and appropriate practices, procedures and systems, including administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of Personal Information, (ii) ensure against anticipated threats or hazards to the security or integrity of Personal Information, (iii) protect against unauthorized access to or use of Personal Information and (iv) otherwise comply with its obligations under this Agreement. These safeguards include a written data security plan, employee training, information access controls, restricted disclosures, systems protections (e.g., intrusion protection, data storage protection and data transmission protection) and physical security measures.

(c) Additional Limitations. In addition to the use and protection requirements described in subsection 4.10(a) and subsection 4.10(b), the Asset Representations Reviewer’s disclosure of Personal Information is also subject to the following requirements:

(i) The Asset Representations Reviewer will not disclose Personal Information to its, or its Third-Party Contractors’, personnel or allow its, or its Third-Party Contractors’, personnel access to Personal Information except (A) for the Asset Representations Reviewer personnel who require Personal Information to perform a Review, including any subsidiaries or Third-Party Contractors, (B) with the prior consent of the Sponsor and the Servicer or (C) as required by applicable law. When permitted, the disclosure of or access to Personal Information will be limited to the specific information necessary for the individual to complete the assigned task. The Asset Representations Reviewer will inform personnel with access to Personal Information of the confidentiality requirements in this Agreement and train its personnel with access to Personal Information on the proper use and protection of Personal Information.

(ii) The Asset Representations Reviewer will not sell, disclose, provide or exchange Personal Information with or to any third-party without the prior consent of the Sponsor and the Servicer.

(d) Notice of Breach. The Asset Representations Reviewer will notify the Sponsor and the Servicer promptly in the event of an actual or reasonably suspected security breach, unauthorized access, misappropriation or other compromise of the security, confidentiality or integrity of Personal Information and, where applicable, immediately take action to prevent any further breach.

(e) Return or Disposal of Personal Information. Except where return or disposal is prohibited by applicable law, promptly on the earlier of the completion of the Review or the request of the Sponsor and the Servicer, all Personal Information in any medium in the Asset Representations Reviewer’s possession or under its control will be (i) destroyed in a manner that prevents its recovery or restoration or (ii) if so directed by the Sponsor or the Servicer, returned to the Sponsor without the Asset Representations Reviewer retaining any actual or recoverable copies. Where the Asset Representations Reviewer retains Personal Information, the Asset Representations Reviewer will limit the Asset Representations Reviewer’s further use or disclosure of Personal Information to that required by applicable law.

(f) Compliance; Modification. The Asset Representations Reviewer will cooperate with and provide information to the Sponsor and the Servicer regarding the Asset Representations Reviewer’s compliance with this Section 4.10, including, with respect to any Personal Information which has not been destroyed or returned to the Sponsor (without retaining any actual or recoverable copies), permitting authorized representatives of the Servicer or Sponsor to conduct ongoing inspections of the type described in Section 4.7. The Asset Representations Reviewer and the Sponsor and the Servicer agree to modify this Section 4.10 as necessary for either party to comply with applicable law.

(g) Affiliates and Third Parties. If the Asset Representations Reviewer processes Personal Information of a third-party or Affiliate of the Sponsor and the Servicer when performing a Review, and if such Affiliate or third-party is identified to the Asset Representations Reviewer, such Affiliate or third-party is an intended third-party beneficiary of this Section 4.10, and this Agreement is intended to benefit the Affiliate or third-party. The Affiliate or third-party may enforce the Personal Information related terms of this Section 4.10 against the Asset Representations Reviewer as if each were a signatory to this Agreement.

RESIGNATION AND REMOVAL;

SUCCESSOR ASSET REPRESENTATIONS REVIEWER

Section 5.1. Eligibility Requirements for Asset Representations Reviewer. The Asset Representations Reviewer shall be a Person who (a) is not affiliated with the Issuing Entity, the Sponsor, the Servicer, the Transferor, the Indenture Trustee, the Owner Trustee or any of their Affiliates and (b) was not, and is not Affiliated with a Person that was, engaged by the Issuing Entity, the Sponsor, the Servicer or any underwriter to perform any due diligence on the assets prior to the date of any issuance of Notes by the Issuing Entity.

Section 5.2. Resignation and Removal of Asset Representations Reviewer.

(a) No Resignation.

(i) The Asset Representations Reviewer shall not resign as asset representations reviewer during the period beginning on the date hereof and ending on the second anniversary of the date hereof unless a Resignation Condition has occurred. In addition, unless the Resignation Condition specified in clause (i) or (ii) of the definition thereof has occurred, the Asset Representation Reviewer shall not resign (x) within one hundred fifty (150) days following the latest occurrence of a Delinquency Trigger Breach, and (y) if a Review Notice has been received by the Asset Representations Reviewer, until after the completion of the Review and the delivery by the Asset Representations Reviewer of a Review Report pursuant to Section 3.5.

(ii) The Asset Representations Reviewer shall not resign as asset representations reviewer unless the Asset Representations Reviewer has provided sixty (60) calendar day’s written notice (or such shorter notice period as the parties to this Agreement may agree) to the Sponsor, the Servicer, the Transferor, the Issuing Entity and the Indenture Trustee.

(b) Removal. If any of the following events occur, the Sponsor, by notice to the Asset Representations Reviewer, may remove the Asset Representations Reviewer and terminate its rights and obligations under this Agreement:

(i) the Asset Representations Reviewer no longer meets the eligibility requirements in Section 5.1;

(ii) the Asset Representations Reviewer breaches of any of its representations, warranties, covenants or obligations in this Agreement;

(iii) the Asset Representations Reviewer becomes legally unable to act or perform its obligations in this Agreement; or

(iv) the Asset Representations Reviewer consents to the appointment of a bankruptcy trustee or conservator or receiver or liquidator for the winding-up or liquidation of its affairs, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a bankruptcy trustee or conservator or receiver or liquidator for the winding-up or liquidation of its affairs is entered against the Asset Representations Reviewer (an “Insolvency Event”).

(c) Notice of Resignation or Removal. The Sponsor will notify the Issuing Entity, the Servicer, the Owner Trustee and the Indenture Trustee of any resignation or removal of the Asset Representations Reviewer.

(d) Continue to Perform After Resignation or Removal. No resignation or removal of the Asset Representations Reviewer will be effective, and the Asset Representations Reviewer will continue to perform its obligations under this Agreement, until a successor asset representations reviewer has accepted its engagement in accordance with subsection 5.3(b).

Section 5.3. Successor Asset Representations Reviewer.

(a) Engagement of Successor Asset Representations Reviewer. Following the notice of resignation or removal of the Asset Representations Reviewer, the Sponsor will use commercially reasonable efforts to engage a successor asset representations reviewer who meets the eligibility requirements of Section 5.1, within ninety (90) calendar days of such notice. If no successor asset representations reviewer has been appointed by the ninetieth (90th) day after notice of resignation or removal of the Asset Representations Reviewer, the Asset Representations Reviewer shall be entitled to petition a court of competent jurisdiction for the appointment of a successor asset representations reviewer that meets the eligibility requirements of Section 5.1 and has relevant experience as an asset representations reviewer.

(b) Effectiveness of Resignation or Removal. No resignation or removal of the Asset Representations Reviewer will be effective until the successor asset representations reviewer has executed and delivered to the Sponsor an agreement accepting its engagement and agreeing to perform the obligations of the Asset Representations Reviewer under this Agreement or entering into a new agreement with the Sponsor on substantially the same terms as this Agreement.

(c) Transition and Expenses. If the Asset Representations Reviewer resigns or is removed, the Asset Representations Reviewer will cooperate with the Sponsor and take all actions reasonably requested to assist the Sponsor in making an orderly transition of the Asset Representations Reviewer’s rights and obligations under this Agreement to the successor asset representations reviewer, including, but not limited to, (i) transferring all Review Materials to the successor asset representations reviewer, (ii) returning or destroying all Confidential Information in its possession and (iii) making appropriate personnel available to respond to questions or requests from the Sponsor or the Servicer, for a period of one (1) year after the effective date of its resignation or removal. The resigning or terminated Asset Representations Reviewer shall bear its own costs and expenses in (x) ceasing to be an Asset Representations Reviewer hereunder and (y) assisting the Sponsor in making an orderly transition of the Asset Representations Reviewer’s obligations under this Agreement as described above. In no event will the Asset Representations Reviewer be responsible for the costs and expenses of the successor asset representations reviewer.

Section 5.4. Merger, Consolidation or Succession. Any Person (a) into which the Asset Representations Reviewer is merged or consolidated, (b) resulting from any merger or consolidation to which the Asset Representations Reviewer is a party or (c) succeeding to the business of the Asset Representations Reviewer, if that Person meets the eligibility requirements in Section 5.1, upon receipt of the prior written consent of the Sponsor, in its sole discretion, will be the successor to the Asset Representations Reviewer under this Agreement. Such Person will execute and deliver to the Sponsor an agreement to assume the Asset Representations Reviewer’s obligations under this Agreement.

OTHER AGREEMENTS

Section 6.1. Independence of Asset Representations Reviewer. The Asset Representations Reviewer will be an independent contractor and will not be subject to the supervision of the Sponsor, the Servicer or the Owner Trustee for the manner in which it accomplishes the performance of its obligations under this Agreement. Unless authorized by the Sponsor and the Servicer, respectively, the Asset Representations Reviewer will have no authority to act for or represent the Sponsor and the Servicer and will not be considered an agent of the Sponsor and the Servicer. Nothing in this Agreement will make the Asset Representations Reviewer and any of the Sponsor and the Servicer members of any partnership, joint venture or other separate entity or impose any liability as such on any of them.

Section 6.2. No Petition. Each of the parties agrees that, before the date that is one year and one day (or, if longer, any applicable preference period) after payment in full of (a) all securities issued by the Transferor or by the Issuing Entity or (b) the Notes, it will not start or pursue against, or join any other Person in starting or pursuing against the Transferor or the Issuing Entity, respectively, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy or similar law. This Section 6.2 will survive the termination of this Agreement.

Section 6.3. Termination of Agreement. This Agreement will terminate, except for the obligations under subsection 3.6(c), subsections 4.2(c) and (d), Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.9, Section 4.10, and Section 6.2 on the earlier of (a) the payment in full of all outstanding Notes and the satisfaction and discharge of the Indenture and (b) the date the Issuing Entity is terminated under the Trust Agreement.

MISCELLANEOUS PROVISIONS

Section 7.1. Amendments. This Agreement may be amended at any time by mutual agreement of the parties hereto evidenced in writing.

Section 7.2. Assignment; Benefit of Agreement; Third-Party Beneficiaries.

(a) Assignment. Except as stated in Section 5.4, this Agreement may not be assigned by the Asset Representations Reviewer without the consent of the Sponsor.

(b) Benefit of Agreement; Third-Party Beneficiaries. This Agreement is for the benefit of and will be binding on the parties and their permitted successors and assigns. The Issuing Entity, the Owner Trustee and the Indenture Trustee will be third-party beneficiaries of this Agreement and may enforce this Agreement against the Asset Representations Reviewer and the Sponsor. No other Person will have any right or obligation under this Agreement.

Section 7.3. Notices. All demands, notices and communications (collectively, “Notices”) hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or electronic transmission to, sent by courier to or mailed by registered mail, return receipt requested, to: (a) in the case of Chase USA, as Sponsor or Servicer, to: Chase Bank USA, National Association, 201 North Walnut Street, Wilmington, Delaware 19801, Attention: Todd S. Lehner, Email: todd.s.lehner@jpmorgan.com, with a copy to: JPMorgan Chase & Co., 270 Park Avenue, 10th Floor New York, New York 10017, Attention: Brent Barton, Email: brent.barton@jpmchase.com and (b) in the case of FTI Consulting, Inc., as Asset Representations Reviewer, to: FTI Consulting, Inc., 3 Times Square, New York, New York 10036, Attention: Hansol Kim, Email: hansol.kim@fticonsulting.com. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when received and any notice delivered by hand or transmitted by telecommunications device shall be deemed to be given when so delivered or transmitted as applicable. In the case of each party, at such other address, attention party, facsimile number or email address as shall be designated by such party in a written notice to each other party.

Section 7.4. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 7.5. Submission to Jurisdiction. Each party submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for legal proceedings relating to this Agreement. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding has been brought in an inconvenient forum.

Section 7.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.7. No Waiver; Remedies. No failure to exercise and no delay in exercising, on the part of the Sponsor, the Servicer or the Asset Representations Reviewer, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 7.8. Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of the remaining Agreement

Section 7.9. Headings. The headings of Sections have been included herein for convenience only and should not be considered in interpreting this Agreement.

Section 7.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.

CHASE BANK USA, NATIONAL ASSOCIATION
as Sponsor and as Servicer

By:	/s/ Todd Lehner
Name: Todd Lehner
Title: Managing Director

FTI CONSULTING, INC.
as Asset Representations Reviewer

By:	/s/ Hansol Kim
Name: Hansol Kim
Title: Managing Director

CHASE ISSUANCE TRUST

Asset Representations Review Agreement

Schedule A

Representations and Warranties and Review Procedures1

I.	“Eligible Account” means a revolving credit card account owned by an Account Owner which meets the following requirements as of the Addition Cut-Off Date:

a)	Representation: The Eligible Account is a revolving credit card account in existence and maintained with an Account Owner.

Documents:

Collateral management materials prepared in connection with each account addition (the “SQL Reports”) from May 2006 forward.

Procedures to be performed:

•	Obtain copies of the SQL Reports.

•	Locate the account selection criteria code included in each of the SQL Reports.

•	Confirm that (i) the appropriate code values for credit card accounts are listed for the account product type code data element in the account selection criteria code; and (ii) the accounts included in an account addition were selected from an Account Owner owned pool. If (i) and (ii) are both confirmed, then Review Procedure Pass.

b)	Representation: The Eligible Account is payable in Dollars.

Documents:

All Credit Card Agreements in effect, to the extent available, during the 9 years prior to the date of the Review.

Procedures to be performed:

•	Obtain copies of the Credit Card Agreements.

•	Review the Credit Card Agreements and confirm the existence of “all payments must be in U.S. Dollars” or equivalent language. If confirmed, then Review Procedure Pass.

[1]	The Review Procedures set forth herein may be amended at any time by mutual agreement of the Sponsor and the Asset Representations Reviewer, evidenced in writing.

Schedule A-1

c)	Representation: The Eligible Account has an Obligor who has provided as his or her most recent billing address, an address located in the United States or its territories or possessions or a military address.

Documents:

SQL Reports from May 2006 forward.

Procedures to be performed:

•	Obtain copies of the SQL Reports.

•	Locate the account selection criteria code included in the SQL Reports.

•	Confirm the exclusion of foreign country values in the state/province code data element in the account selection criteria code. If confirmed, then Review Procedure Pass.

d)	Representation: The Eligible Account has an Obligor who has not been identified by the Servicer in its computer files as being involved in a voluntary or involuntary bankruptcy proceeding.

Documents:

SQL Reports from May 2006 forward.

Procedures to be performed:

•	Obtain copies of the SQL Reports.

•	Locate the account selection criteria code included with the SQL Reports.

•	Confirm that (i) there is a zero value listed for the bankruptcy chapter code data element in the account selection criteria code; and (ii) accounts that are identified by the pending bankruptcy and unconfirmed bankruptcy code data elements were excluded from the account selection criteria code. If both (i) and (ii) are confirmed, then Review Procedure Pass.

e)	Representation: The Eligible Account has an Obligor who has not been classified by the Servicer as cancelled, counterfeit, deleted, fraudulent, stolen, or lost.

Documents:

SQL Reports from May 2006 forward.

Procedures to be performed:

•	Obtain copies of the SQL Reports.

Schedule A-2

•	Locate the account selection criteria code included with the SQL Reports.

•	Confirm that (i) there is no fraud code data element in the account selection criteria code; and (ii) there is no account purge date data element in the account selection criteria code. If both (i) and (ii) are confirmed, then Review Procedure Pass.

f)	Representation: The Eligible Account does not have Receivables which are at the time of transfer sold or pledged to another party.

Documents:

SQL Reports from May 2006 forward.

Reports listing changes in securitization pool ID numbers (the “Securitization Pool ID Change Reports”) generated as of each Additional Account from May 2006 forward.

Procedures to be performed:

•	Obtain copies of the SQL Reports and the Securitization Pool ID Change Reports.

•	Confirm that (i) all Accounts listed on a Securitization Pool ID Change Report as of each Addition Date were in pool ID ranges between 100000 to 199999; and (ii) sold portfolios, which are identified by the portfolio entity code data element, were excluded from the account selection criteria code. If both (i) and (ii) are confirmed, then Review Procedure Pass.

g)	Representation: The Eligible Account has not been charged off by the Servicer in its customary and usual manner for charging off revolving credit card accounts as of the date of designation for inclusion in the Trust.

Documents:

SQL Reports from May 2006 forward.

Procedures to be performed:

•	Obtain copies of the SQL Reports.

•	Locate the account selection criteria code included with the SQL Reports.

•	Confirm that there is no charge off code data element in the account selection criteria code. If confirmed, then Review Procedure Pass.

h)	Representation: The Eligible Account has an Obligor who has not been identified by the Servicer as being deceased.

Schedule A-3

Documents:

SQL Reports from May 2006 forward.

Procedures to be performed:

•	Obtain copies of the SQL Reports.

•	Locate the account selection criteria code included with the SQL Reports.

•	Confirm that (i) there is no closure status reason code data element in the account selection criteria code, (ii) there is no credit revoked status reason code data element in the account selection criteria code and (iii) accounts that are identified by the deceased code and unconfirmed deceased code data element were excluded from the account selection criteria code. If (i), (ii) and (iii) are confirmed, then Review Procedure Pass.

II.	“Eligible Receivable” means each Receivable:

a)	Representation: The Receivable has arisen in an Eligible Account (as of the relevant Addition Cut-Off Date).

Procedures to be performed:

•	Confirm that each of the review procedures that the Asset Representations Reviewer conducted in Section I above resulted in a Review Procedure Pass. If confirmed, then Review Procedure Pass.

b)	Representation: The Receivable was created in compliance in all material respects with all Requirements of Law applicable to the institution which owned such Receivable at the time of its creation and pursuant to a Credit Card Agreement which complies in all material respects with all Requirements of Law applicable to the applicable Account Owner, as the case may be.

Documents:

•	Documents (the “Regulatory Change Management Process Documents”) describing, to the extent available, the Sponsor’s regulatory change management process effective as of the closing date of the Asset Representations Review Agreement (the “ARR Agreement Closing Date”) relating to its credit card business, including the process by which Credit Card Agreements and changes are reviewed and approved (the “Regulatory Change Management Process”).

•	Any documents describing changes to the Regulatory Change Management Process or evidencing that the Regulatory Change Management Process has been changed (the “Subsequent Change Management Process Documents”) which occur after the ARR Agreement Closing Date.

Schedule A-4

•	An annual summary of the regulatory changes affecting the Sponsor’s credit card business that were identified and reviewed under the Sponsor’s Regulatory Change Management Process during the previous calendar year (the “Annual Regulatory Update”) beginning with calendar year 2016.

•	All litigation, regulatory actions and judgments disclosed in any public filings made by the Sponsor and the Issuing Entity in the 9 years prior to the date of the Review.

Procedures to be performed:

•	Obtain copies of the Regulatory Change Management Process Documents, any Subsequent Change Management Process Documents and the Annual Regulatory Update with respect to each calendar year beginning with calendar year 2016.

•	Obtain copies of the public filings made by the Sponsor and the Issuing Entity in the 9 years prior to the date of the Review.

•	Confirm that: (i) no litigation, regulatory action or judgment disclosed in public filings in the 9 years prior to the date of the Review indicates a failure of the Receivables to have been created in all material respects in compliance with Requirements of Law and pursuant to a Credit Card Agreement that complies in all material respects with Requirements of Law or, to the extent any litigation, regulatory action or judgment occurred, such litigation, regulatory action or judgment has been resolved and (ii) the Sponsor maintains a Regulatory Change Management Process. If (i) and (ii) are confirmed, then Review Procedure Pass.

c)	Representation: All consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the execution, delivery and performance by the applicable Account Owner, as the case may be, of the Credit Card Agreement pursuant to which such Receivable was created, have been duly obtained, effected or given and are in full force and effect.

Documents:

•	The Regulatory Change Management Process Documents and any Subsequent Change Management Process Documents.

•	All licenses and charters, if any, required to be obtained, effected or given in connection with the creation of Receivables or the execution, delivery and performance by the Sponsor of the Credit Card Agreements pursuant to which the Receivables were created, including the Sponsor’s National Bank Charter Certificate and a contemporaneous certificate of the Office of the Comptroller of the Currency with respect to the Sponsor (the “OCC Certificate”), which, in the case of each such charter or license, are in full force and effect and have not expired or been revoked.

Schedule A-5

•	Confirmation, from an appropriate employee or officer of the Sponsor or its affiliates, based on information provided by employees of the Sponsor or its affiliates, stating that (i) no governmental or regulatory authority has taken any action against the Sponsor with respect to any consent, license, approval or authorization of, or registration or declaration of, any governmental or regulatory authority that was required to be obtained, effected or given in connection with the creation of the Receivables or that would prevent the Sponsor from the execution, delivery or performance of its obligations under the Credit Card Agreements pursuant to which the Receivables were created or (ii) to the extent any such governmental or regulatory authority action has been taken, such action has been resolved (the “Confirmation”).

•	All litigation, regulatory actions and judgments disclosed in any public filings made by the Sponsor and the Issuing Entity in the 9 years prior to the date of the Review.

Procedures to be performed:

•	Obtain copies of the Regulatory Change Management Process Documents, any Subsequent Change Management Process Documents, applicable licenses and charters, if any, including copies of the Sponsor’s National Bank Charter Certificate and the OCC Certificate, and the Confirmation.

•	Obtain copies of the public filings made by the Sponsor and the Issuing Entity in the 9 years prior to the date of the Review.

•	Confirm: (i) that no litigation, regulatory action or judgment disclosed in public filings in the 9 years prior to the date of the Review indicates a material failure to have obtained all required consents, licenses, approvals or authorizations of, registrations or declaration with, any Governmental Authority required in connection with the creation of the Receivable or the execution, delivery and performance of the Credit Card Agreement or, to the extent any litigation, regulatory action or judgment occurred, such litigation, regulatory action or judgment has been resolved, (ii) the receipt of the National Bank Charter Certificate, the OCC Certificate and all applicable licenses and charters, if any, which, in each case, are in full force and effect, and have not expired or been revoked, (iii) the receipt of the Confirmation and (iv) that the Sponsor maintains a Regulatory Change Management Process. If (i), (ii), (iii) and (iv) are confirmed, then Review Procedure Pass.

d)	Representation: At the time of the transfer of such Receivable to the Trust, the applicable Transferor or the Trust has good and marketable title thereto, free and clear of all Liens occurring under or through such applicable Transferor or any of its Affiliates (other than Liens permitted pursuant to subsection 2.04(a)(v)).

Documents:

•	Account Assignments.

•	Related UCC financing statements.

Schedule A-6

Procedures to be performed:

•	Obtain copies of the Account Assignments.

•	Obtain copies of the related UCC financing statements.

•	Part I: Confirm the existence of: (i) an Account Assignment for each Additional Account and (ii) a stamped filed UCC financing statement for each Additional Account. If both (i) and (ii) are confirmed, then Part I is satisfied.

•	Part II: The Sponsor shall order a lien search at the time of the Review in the applicable filing jurisdiction of the Transferor and shall deliver the lien search to the Asset Representations Reviewer. If no lien (other than the liens permitted pursuant to subsection 2.04(a)(v) of the Transfer and Servicing Agreement including any lien that the Transferor is then contesting the validity of in good faith by appropriate proceedings and with respect to which it has set aside on its books and records adequate reserves) is discovered on the Receivable through such process, then Part II is satisfied. In analyzing the UCC searches, the Asset Representations Reviewer will consult with the Sponsor and make such assumptions, as it deems reasonable, in order to determine if the UCC search results reveals any non-permitted lien.

•	If both Parts I and II are satisfied, then Review Procedure Pass.

e)	Representation: The Receivable is the legal, valid and binding payment obligation of the Obligor thereon enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

Documents:

•	Credit Card Agreements in effect, to the extent available, during the 9 years prior to the date of the Review.

Procedures to be performed:

•	Obtain copies of the Credit Card Agreements.

•	Confirm the presence of the following, or substantially similar, language in each Credit Card Agreement “Chase has agreed to lend you money as described in this agreement, and you agree to pay us back together with interest charges and fees. Your use of the account or any payment on the account indicates your acceptance of the terms of this agreement.” If confirmed, then Review Procedure Pass.

f)	Representation: The Receivable constitutes an “account” under and as defined in Article 9 of the UCC.

Schedule A-7

Documents:

•	Article 9 of the Delaware UCC (http://delcode.delaware.gov/title6/ c009/sc01/index.shtml).

Procedures to be performed:

•	Review the definition of “account” within the Delaware UCC.

•	In order to confirm that the Receivable is a right to payment of a monetary obligation arising out of the use of a credit card, confirm (i) for the account that the Receivable arises in, the review procedures that the Asset Representations Reviewer conducted in subsections I(a) and I(b) above resulted in a Review Procedure Pass and (ii) for the Receivable, the review procedures that the Asset Representations Reviewer conducted in subsection II(e) above resulted in a Review Procedure Pass. If (i) and (ii) are confirmed, then Review Procedure Pass.

g)	Representation: The Receivable is not subject to any setoff, right of rescission, counterclaim, or other defense, including the defense of usury, other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general.[2]

Documents:

•	List of open credit card litigation cases (the “Open Litigation List”) generated from the Sponsor’s litigation system of record, currently the global on line legal database (or successor system) at the time of the Review.

Procedures to be performed:

•	The Sponsor’s litigation department first identifies the account number or account reference number associated with each of the open litigation cases from the Open Litigation List, and then determines if an account is a Review Asset.

•	If an account associated with an open litigation case is determined to be a Review Asset, then the Sponsor’s litigation department will notify the Asset Representations Reviewer if there are any counterclaims asserted by the related obligor and the nature of the counterclaims(s). The Asset Representations Reviewer will review such information provided by the Sponsor’s litigation department in order to confirm that there are no colorable counterclaims asserted by the related obligor. If confirmed, then Review Procedure Pass.

[2]	This representation is in effect only until any Notes issued prior to January 20, 2016 remain outstanding.

Schedule A-8